ULURU NEWS

Contact: Company
Kerry P. Gray
President & CEO
Terry K. Wallberg
Vice President & CFO
(214) 905-5145

ULURU INC. ANNOUNCES SENIOR MANAGEMENT CHANGE

- PRESIDENT AND CEO RESIGNS -

Addison, Texas, June 7, 2010; ULURU Inc. (NYSE AMEX: ULU) today announced the resignation of Renaat Van den Hooff as President and Chief Executive Officer of the Company, which is effective immediately.

Kerry P. Gray, Chairman of the Company’s Board of Directors, has been appointed by the Board of Directors to also serve as the Company’s President and Chief Executive Officer.

Mr. Gray stated, “We are appreciative of Renaat’s efforts and contributions to the Company during his tenure and wish him well in his future endeavors.”

“I am proud of our many achievements and successes during the past two years and believe that ULURU is well on its way to establishing a significant wound care franchise,” commented Mr. Van den Hooff.

About ULURU Inc.:
ULURU Inc. is a specialty pharmaceutical company focused on the development of a portfolio of wound management and oral care products to provide patients and consumers improved clinical outcomes through controlled delivery utilizing its innovative Nanoflex™ Aggregate technology and OraDisc™ transmucosal delivery system. For further information about ULURU Inc., please visit our website at www.uluruinc.com.  For further information about Altrazeal™, please visit our website at www.altrazeal.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, including but not limited to statements made relating to future financial performance of ULURU Inc. (the "Company") and the impact of leadership changes on our operations.  These statements are subject to numerous risks and uncertainties, including but not limited to the risk factors detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and other reports filed by us with the Securities and Exchange Commission.